Exhibit 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 6 to the Registration Statement on Form S-1 of our report dated March 22, 2004, except for Note 18, as to which the date is September 21, 2004, relating to the consolidated financial statements of Shopping.com Ltd. as of December 31, 2002 and for each of the two years in the period then ended, which appear in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/    Kesselman & Kesselman

Kesselman & Kesselman

Tel Aviv, Israel

September 21, 2004